Exhibit 99.1

Consilium Acquisition Corp I, Ltd. Announces Pricing of Upsized $165 Million Initial Public Offering

NEW YORK—January 12, 2022—Consilium Acquisition Corp I, Ltd. (the “Company”) announced today that it priced its initial public offering of 16,500,000 units at $10.00 per unit. The units will be listed on The Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “CSLMU” beginning on January 13, 2022. Each unit consists of one Class A ordinary share, one right and one-half of one redeemable warrant. Each right entitles the holder thereof to receive one-tenth of one Class A ordinary share upon the consummation of an initial business combination. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares, rights and redeemable warrants are expected to be listed on Nasdaq under the symbols “CSLM,” “CSLMR” and “CSLMW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to search for a target business operating in “new economy sectors”, broadly defined as technology, financial services, or media, and that are located in frontier growth markets.

BTIG, LLC is acting as sole book-running manager for the offering. I-Bankers Securities, Inc. is acting as co-manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,475,000 units at the initial public offering price.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained by contacting BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by email at ProspectusDelivery@btig.com.

Registration statements relating to the securities became effective on January 12, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close on January 18, 2022, subject to customary closing conditions.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Charles Cassel

ccassel@consimllc.com